FOR IMMEDIATE RELEASE
Limbach Holdings, Inc. Announces Second Quarter 2024 Results
Raising 2024 Revenue and Adjusted EBITDA Guidance after Delivering Q2 Net Income of $6.0 million and Record Quarterly Adjusted EBITDA of $13.8 million
WARRENDALE, PA – August 6, 2024 – Limbach Holdings, Inc. (Nasdaq: LMB) (“Limbach” or the “Company”) today announced its financial results for the quarter ended June 30, 2024.
2024 Second Quarter Financial Overview Compared to 2023 Second Quarter
•Owner Direct Relationships (“ODR”) revenue increased 40.8%, or $24.0 million, to $82.8 million accounting for 67.7% of total revenue.
•Total revenue was $122.2 million, a decrease of 2.1% from $124.9 million.
•Total gross profit was $33.5 million, an increase of 17.5% from $28.5 million.
•ODR gross profit accounted for $25.4 million, or 75.7%, of total gross profit.
•Record quarterly total gross margin of 27.4%.
•Net income of $6.0 million, or $0.50 per diluted share, compared to net income of $5.3 million, or $0.46 per diluted share.
•Adjusted EBITDA of $13.8 million, up 16.0% from $11.9 million.
•Net cash provided by operating activities of $16.5 million compared to $16.9 million.
Management Comments
“Our team made strong progress in executing our strategic plan to grow our higher margin ODR business in the second quarter”, said Michael McCann, Limbach’s President and Chief Executive Officer. “In the first quarter we set a goal to achieve an ODR contribution of 65% to 70% in 2024, up from 50% last year. This quarter, our ODR business accounted for 67.7% of total revenue, so we are well on our way to achieving this objective. These strong results, which includes acquisitions, demonstrate that our strategy is working, and our customer value proposition is compelling.
“I am proud of our team as they propel the company in becoming an indispensable partner providing mission critical solutions to help customers maintain uninterrupted operations in their facilities. Our strategy is to establish long-lasting relationships by having our professionals onsite at key accounts to address immediate needs while also planning for longer-term capital projects.
“Our transition to the ODR business is evolving at a faster pace than we anticipated. As a result, we are increasing our 2024 adjusted EBITDA guidance range to $55 million to $58 million from the current range of $51 million to $55 million. Once ODR reaches the approximately 80% level of our total segment revenue mix, which would include the impact of acquisitions, we expect to see total revenue growth and continued margin expansion.
“We enter the second half of 2024 with strong business momentum and a healthy balance sheet as we continue to evaluate a strong pipeline of potential acquisitions. Our focus on existing buildings with mission critical infrastructure rather than new construction allows us to address a large and underserved market with significant growth opportunities to deliver consistently strong results across economic cycles.”

The following are results for the three months ended June 30, 2024 compared to the three months ended June 30, 2023:
•Total revenue was $122.2 million, a decrease of 2.1% from $124.9 million. ODR segment revenue of $82.8 million increased by $24.0 million, or 40.8%, while GCR revenue decreased by $26.6 million, or 40.3%. The increase in period-over-period ODR segment revenue was primarily due to the Company's continued focus on accelerating the growth of its ODR business and as a result of the ACME and Industrial Air transactions. These entities were not acquired entities for the three months ended June 30, 2023. The decrease in period-over-period GCR segment revenue was primarily due to the Company’s continued focus on the execution of its mix-shift strategy to the ODR segment.
•Total gross profit was $33.5 million, compared to $28.5 million. ODR gross profit increased $8.1 million, or 47.1%, due to the combination of an increase in revenue and higher segment margins of 30.6% versus 29.3% driven by contract mix. GCR gross profit decreased $3.1 million, or 27.7%, primarily due to lower revenue despite higher margins of 20.6% compared to 17.1% in the prior period. The total gross profit percentage increased from 22.8% to 27.4%, mainly driven by the mix of higher margin ODR segment work, better quality and margin work within the GCR segment, and the ACME and Industrial Air transactions.
•Selling, general and administrative (“SG&A”) expenses increased by approximately $2.8 million, to $23.2 million, compared to $20.4 million. The majority of the increase in SG&A expense was primarily due to approximately $1.5 million of collective SG&A related expenses incurred within the ACME and Industrial Air entities and a $1.7 million increase in payroll related expenses. SG&A expense also increased due to an increase in stock-based compensation expenses and travel and entertainment expenses, partly offset by a $0.6 million decrease in professional services fees. As a percent of revenue, SG&A expenses were 19.0%, up from 16.3% in the prior period.
•Interest expense was $0.4 million during the current quarter compared to $0.5 million, which was the result of a lower overall outstanding debt balance period-over-period.
•Interest income was $0.5 million during the current quarter compared to $0.2 million. This increase was due to the Company's timing and amounts of investments in overnight repurchase agreements, U.S. Treasury Bills, and money market funds period-over-period.
•Net income was $6.0 million as compared to $5.3 million, an increase of 12.1%. Diluted income per share was $0.50 as compared to $0.46 in the prior period. Adjusted EBITDA was $13.8 million as compared to $11.9 million in the prior period, an increase of 16.0%.
•Net cash provided by operating activities of $16.5 million compared to $16.9 million in the prior period.
Balance Sheet
At June 30, 2024, cash and cash equivalents were $59.5 million. Current assets were $213.3 million and current liabilities were $130.6 million at June 30, 2024, representing a current ratio of 1.63x compared to 1.50x at December 31, 2023. Working capital was $82.7 million at June 30, 2024, an increase of $10.9 million from December 31, 2023. At June 30, 2024, we had $10.0 million in borrowings against our revolving credit facility and $4.3 million for standby letters of credit.
2024 Guidance
We are updating our guidance for FY 2024 as follows:

	Current	Previous
Revenue	$515 million - $535 million	$510 million - $530 million
Adjusted EBITDA	$55 million - $58 million	$51 million - $55 million
With respect to projected 2024 Adjusted EBITDA guidance and Adjusted EBITDA Margin, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to certain items, which are excluded from Adjusted EBITDA. We expect the variability of these items to have a potentially unpredictable, and potentially significant, impact on future financial results.

Conference Call Details

Date:	Wednesday, August 7, 2024
Time:	9:00 a.m. Eastern Time
Participant Dial-In Numbers:
Domestic callers:	(866) 682-6100
International callers:	(862) 298-0702
Access by Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Limbach’s website at www.limbachinc.com or by clicking on the conference call link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=sn4WF3MB. An audio replay of the call will be archived on Limbach’s website for 365 days.
About Limbach
Limbach is a building systems solution firm that partners with building owners and facilities managers who have mission critical mechanical (heating, ventilation and air conditioning), electrical and plumbing infrastructure. We strive to be an indispensable partner to our customers by providing services that are essential to the operation of their businesses. We work with building owners primarily in six vertical markets: healthcare, industrial and manufacturing, data centers, life science, higher education, and cultural and entertainment. We have more than 1,200 team members in 19 offices across the eastern United States. Our team members uniquely combine engineering expertise with field installation skills to provide custom solutions that leverage our full life-cycle capabilities, which allows us to address both the operational and capital projects needs of our customers.
Additional Information
Investors and others should note that Limbach announces material financial information to its investors using its investor relations website, U.S. Securities and Exchange Commission filings, press releases, public conference calls/videos, and webcasts. Limbach uses these channels, as well as social media, to communicate with our stockholders and the public about the Company, the Company’s services and other Company information. It is possible that the information that Limbach posts on social media could be deemed to be material information. Therefore, Limbach encourages investors, the media, and others interested in the Company to review the information posted on the social media channels listed on Limbach’s investor relations website.

Forward-Looking Statements
We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, Adjusted EBITDA, revenues, expenses, backlog, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition, and in particular statements regarding the impact of the COVID-19 pandemic on the construction industry in future periods, timing of the recognition of backlog as revenue, the potential for recovery of cost overruns, and the ability of Limbach to successfully remedy the issues that have led to write-downs in various business units. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target,” “goal,” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties, which may cause them to turn out to be wrong. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K, as well as our subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.

Investor Relations

Financial Profiles, Inc.
Julie Kegley
LMB@finprofiles.com

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share data)	2024	2023	2024	2023
Revenue	$122,235	$124,882	$241,211	$245,891
Cost of revenue	88,727	96,369	176,615	191,151
Gross profit	33,508	28,513	64,596	54,740
Operating expenses:
Selling, general and administrative	23,176	20,416	46,052	41,466
Change in fair value of contingent consideration	1,111	162	1,734	303
Amortization of intangibles	1,031	383	2,088	766
Total operating expenses	25,318	20,961	49,874	42,535
Operating income	8,190	7,552	14,722	12,205
Other income (expenses):
Interest expense	(432)	(511)	(907)	(1,178)
Interest income	546	247	1,108	247
Gain (loss) on disposition of property and equipment	66	175	557	(40)
Loss on early debt extinguishment	—	(311)	—	(311)
(Loss) gain on change in fair value of interest rate swap	(12)	193	137	37
Total other income (expenses)	168	(207)	895	(1,245)
Income before income taxes	8,358	7,345	15,617	10,960
Income tax provision	2,395	2,025	2,068	2,647
Net income	$5,963	$5,320	$13,549	$8,313

Earnings Per Share (“EPS”)
Earnings per common share:
Basic	$0.53	$0.50	$1.21	$0.79
Diluted	$0.50	$0.46	$1.13	$0.73
Weighted average number of shares outstanding:
Basic	11,268,465	10,644,423	11,214,157	10,560,381
Diluted	11,966,917	11,507,311	11,974,133	11,336,474

LIMBACH HOLDINGS, INC.
Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share data)	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$59,534	$59,833
Restricted cash	65	65
Accounts receivable (net of allowance for credit losses of $357 and $292 as of June 30, 2024 and December 31, 2023, respectively)	97,168	97,755
Contract assets	47,975	51,690
Income tax receivable	601	—
Other current assets	7,946	7,657
Total current assets	213,289	217,000

Property and equipment, net	24,731	20,830
Intangible assets, net	22,970	24,999
Goodwill	16,433	16,374
Operating lease right-of-use assets	20,780	19,727
Deferred tax asset	5,286	5,179
Other assets	454	330
Total assets	$303,943	$304,439

LIABILITIES
Current liabilities:
Current portion of long-term debt	$2,531	$2,680
Current operating lease liabilities	3,824	3,627
Accounts payable, including retainage	53,311	65,268
Contract liabilities	46,461	42,160
Accrued income taxes	181	446
Accrued expenses and other current liabilities	24,270	30,967
Total current liabilities	130,578	145,148
Long-term debt	19,659	19,631
Long-term operating lease liabilities	17,080	16,037
Other long-term liabilities	3,664	2,708
Total liabilities	170,981	183,524

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value; 100,000,000 shares authorized, issued 11,449,652 and 11,183,076, respectively, and 11,270,000 and 11,003,424 outstanding, respectively	1	1
Additional paid-in capital	91,026	92,528
Treasury stock, at cost (179,652 shares at both period ends)	(2,000)	(2,000)
Retained earnings	43,935	30,386
Total stockholders’ equity	132,962	120,915
Total liabilities and stockholders’ equity	$303,943	$304,439

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(in thousands)	2024	2023
Cash flows from operating activities:
Net income	$13,549	$8,313
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	5,520	3,859
Provision for credit losses	90	116
Stock-based compensation expense	2,720	2,234
Noncash operating lease expense	2,089	1,882
Amortization of debt issuance costs	21	58
Deferred income tax provision	(107)	(170)
(Gain) loss on sale of property and equipment	(557)	40
Loss on change in fair value of contingent consideration	1,734	303
Loss on early debt extinguishment	—	311
Gain on change in fair value of interest rate swap	(137)	(37)
Changes in operating assets and liabilities:
Accounts receivable	496	37,096
Contract assets	3,715	2,029
Other current assets	(376)	(1,861)
Accounts payable, including retainage	(12,195)	(21,747)
Prepaid income taxes	(601)	(719)
Accrued taxes payable	(266)	(383)
Contract liabilities	4,301	(325)
Operating lease liabilities	(1,961)	(1,836)
Accrued expenses and other current liabilities	(3,639)	(1,806)
Payment of contingent consideration liability in excess of acquisition-date fair value	(1,687)	(1,224)
Other long-term liabilities	(149)	159
Net cash provided by operating activities	12,560	26,292
Cash flows from investing activities:
Proceeds from sale of property and equipment	598	275
Advances from joint ventures	7	—
Purchase of property and equipment	(5,836)	(1,499)
Net cash used in investing activities	(5,231)	(1,224)
Cash flows from financing activities:
Payments on A&R Wintrust Term Loans	—	(21,452)
Proceeds from Wintrust Revolving Loan	—	10,000
Payment of contingent consideration liability up to acquisition-date fair value	(1,313)	(1,776)
Payments on finance leases	(1,407)	(1,302)
Payments of debt issuance costs	—	(50)
Taxes paid related to net-share settlement of equity awards	(5,187)	(847)
Proceeds from contributions to Employee Stock Purchase Plan	279	239
Net cash used in financing activities	(7,628)	(15,188)
(Decrease) increase in cash, cash equivalents and restricted cash	(299)	9,880
Cash, cash equivalents and restricted cash, beginning of period	59,898	36,114
Cash, cash equivalents and restricted cash, end of period	$59,599	$45,994
Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Right of use assets obtained in exchange for new operating lease liabilities	$3,200	$742
Right of use assets obtained in exchange for new finance lease liabilities	1,341	3,392
Right of use assets disposed or adjusted modifying finance lease liabilities	2	(30)
Interest paid	918	1,181
Cash paid for income taxes	$3,041	$3,919

LIMBACH HOLDINGS, INC.
Condensed Consolidated Segment Operating Results (Unaudited)

	Three Months Ended June 30,				Increase/(Decrease)
(in thousands, except for percentages)	2024		2023		$	%
Statement of Operations Data:
Revenue:
ODR	$82,754	67.7%	$58,780	47.1%	$23,974	40.8%
GCR	39,481	32.3%	66,102	52.9%	(26,621)	(40.3)%
Total revenue	122,235	100.0%	124,882	100.0%	(2,647)	(2.1)%

Gross profit:
ODR(1)	25,362	30.6%	17,241	29.3%	8,121	47.1%
GCR(2)	8,146	20.6%	11,272	17.1%	(3,126)	(27.7)%
Total gross profit	33,508	27.4%	28,513	22.8%	4,995	17.5%

Selling, general and administrative(3)	23,176	19.0%	20,416	16.3%	2,760	13.5%
Change in fair value of contingent consideration	1,111	0.9%	162	0.1%	949	585.8%
Amortization of intangibles	1,031	0.8%	383	0.3%	648	169.2%
Total operating income	$8,190	6.7%	$7,552	6.0%	$638	8.4%
(1)As a percentage of ODR revenue.
(2)As a percentage of GCR revenue.
(3)Included within selling, general and administrative expenses was $1.5 million and $1.1 million of stock-based compensation expense for the three months ended June 30, 2024 and 2023, respectively.

LIMBACH HOLDINGS, INC.
Condensed Consolidated Segment Operating Results (Unaudited)

	Six Months Ended June 30,				Increase/(Decrease)
(in thousands, except for percentages)	2024		2023		$	%
Statement of Operations Data:
Revenue:
ODR	$157,010	65.1%	$117,498	47.8%	$39,512	33.6%
GCR	84,201	34.9%	128,393	52.2%	(44,192)	(34.4)%
Total revenue	241,211	100.0%	245,891	100.0%	(4,680)	(1.9)%

Gross profit:
ODR(1)	47,523	30.3%	33,150	28.2%	14,373	43.4%
GCR(2)	17,073	20.3%	21,590	16.8%	(4,517)	(20.9)%
Total gross profit	64,596	26.8%	54,740	22.3%	9,856	18.0%

Selling, general and administrative(3)	46,052	19.1%	41,466	16.9%	4,586	11.1%
Change in fair value of contingent consideration	1,734	0.7%	303	0.1%	1,431	472.3%
Amortization of intangibles	2,088	0.9%	766	0.3%	1,322	172.6%
Total operating income	$14,722	6.1%	$12,205	5.0%	$2,517	20.6%
(1)As a percentage of ODR revenue.
(2)As a percentage of GCR revenue.
(3)Included within selling, general and administrative expenses was $2.7 million and $2.2 million of stock-based compensation expense for the six months ended June 30, 2024 and 2023, respectively.

Non-GAAP Financial Measures
In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measures are Adjusted EBITDA and Adjusted EBITDA Margin, which are non-GAAP financial measures. We define Adjusted EBITDA as net income plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue. We believe that Adjusted EBITDA and Adjusted EBITDA Margin are meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. We understand that these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA and Adjusted EBITDA Margin. Our calculation of Adjusted EBITDA and Adjusted EBITDA Margin, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA and Adjusted EBITDA Margin cannot be achieved without incurring the costs that the measure excludes. A reconciliation of net income to Adjusted EBITDA, the most comparable GAAP measure, is provided below.
We refer to our estimated revenue on uncompleted contracts, including the amount of revenue on contracts for which work has not begun, less the revenue we have recognized under such contracts, as “backlog.” Backlog includes unexercised contract options.

Reconciliation of Net Income to Adjusted EBITDA and Adjusted EBITDA Margin

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2024	2023	2024	2023
Net income	$5,963	$5,320	$13,549	$8,313

Adjustments:
Depreciation and amortization	2,808	1,937	5,520	3,859
Interest expense	432	511	907	1,178
Interest income	(546)	(247)	(1,108)	(247)
Non-cash stock-based compensation expense	1,471	1,101	2,720	2,234
Loss on early debt extinguishment	—	311	—	311
Change in fair value of interest rate swap	12	(193)	(137)	(37)
CEO transition costs	—	147	—	958
Income tax provision	2,395	2,025	2,068	2,647
Acquisition and other transaction costs	21	299	51	299
Change in fair value of contingent consideration	1,111	162	1,734	303
Restructuring costs(1)	142	532	262	772
Adjusted EBITDA	$13,809	$11,905	$25,566	$20,590

Revenue	$122,235	$124,882	$241,211	$245,891
Adjusted EBITDA Margin	11.3%	9.5%	10.6%	8.4%
(1)For the three and six months ended June 30, 2024 and 2023, the majority of the restructuring costs related to our Southern California and Eastern Pennsylvania branches.